Exhibit 4.2

FORM OF AMENDMENT NO. 1 TO CONVERTIBLE PROMISSORY NOTE

This AMENDMENT NO. 1 TO CONVERTIBLE PROMISSORY NOTE, dated effective as of September 12, 2025 (this “Amendment”), amends that certain Convertible Promissory Note (the “Note”), dated as of September 12, 2025, by Glucotrack, Inc. (the “Company”) for the benefit of the holder thereof or its permitted assigns (“Holder”). The Company and Holder are referred to collectively herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Note.

WITNESSETH:

WHEREAS, the Company and the Holder desire to amend the Note as set forth herein.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

Section 1. Amendment to the Note. Section 4 (Conversion) is deleted in its entirety.

Section 2. No Other Amendments. Each reference to “this Note,” “hereunder,” “hereof” and other similar references set forth in the Note and each reference to the Note in any other agreement, document or other instrument shall, in each case, refer to the Note as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Note is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Warrant shall not operate as a waiver of any right, power or remedy of any party under the Note.

[Signature Page Follows]

IN WITNESS WHEREOF each Party has hereunto caused this Amendment to be duly executed on its behalf as of the day and year first above written.

COMPANY:

GLUCOTRACK, INC.

By:
Name:	Peter Wulff
Title:	Chief Financial Officer

HOLDER:

By:

[Signature page to Amendment to Note]

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